Exhibit 10.2

SENIOR SUBORDINATED SELLER NOTE

$100,000,000	September 30, 2009

1.           FOR VALUE RECEIVED, the undersigned, BARNES & NOBLE, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of Leonard Riggio and Louise Riggio (each a “Payee”) the principal amount of One Hundred Million Dollars ($100,000,000) or, if less, the aggregate unpaid principal amount of this Note, on the Maturity Date (or, if such day is not a Business Day, on the immediately preceding Business Day), subject to the provisions herein. The Issuer further promises to pay interest on the unpaid principal amount of this Note from time to time at a rate per annum equal to 8.0%.  Interest on this Note shall be due and payable in arrears in cash on each December 29 and June 30 of each calendar year, provided that if any such day is not a Business Day, payment shall be made on the immediately preceding Business Day. Payments of principal hereof and interest hereon shall be made in Dollars in immediately available funds to such account of the Noteholder located in New York, New York, as the Noteholder may designate in writing to the Issuer.

 2.           Prepayments.

(a)           Optional Prepayment. Subject to the provisions herein (including, without limitation, the restrictions on payment contained in Section 3 and the subordination provisions contained in Section 4), the Issuer may, at any time prior to the Maturity Date and so long as such prepayment is not prohibited under the Senior Debt Documents, prepay the principal amount of this Note, in whole or in part, without penalty or premium, on any Business Day.  Prepayments of this Note must be accompanied by payment of accrued and unpaid interest on the principal amount prepaid to and including the date of payment.

 (b)           Change of Control Payment. Subject to the provisions herein (including, without limitation, the restrictions on payment contained in Section 3 and the subordination provisions contained in Section 4):

(i)
upon a Change of Control, the Noteholder shall have the right to require the Issuer to repurchase this Note at a repurchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest if any, to the date of repurchase, in accordance with the terms contemplated in clause (ii) below;

(ii)
within 10 Business Days following any Change of Control, the Issuer shall notify the Noteholder that a Change of Control has occurred. Such notice shall provide that the Noteholder has the right to require the Issuer to repurchase this Note at a repurchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase and set forth the proposed date of repurchase (which shall be a Business Day and shall in no event be earlier than 10 Business Days from the date of such notice (such date, the “Repurchase Date”));

(iii)
the Noteholder shall notify the Issuer of its election to tender the Note for purchase by the Issuer on the terms set forth in the notice by no later than 10 Business Days after receipt of such notice, which election shall be irrevocable and shall be in respect of not less than the entire Note. If the Noteholder shall not have informed the Issuer of its election at the expiration of such 10 Business Day period, the Noteholder shall be deemed conclusively not to have elected to tender the Note for purchase by the Issuer; and

(iv)
on the Repurchase Date, the Noteholder shall tender the Note to the Issuer against the deposit by the Issuer in the Noteholder’s account (which account shall be the same account as set forth in Section 1 above) of funds sufficient to pay the purchase price of the Note so tendered.  Upon repurchase of the Note by the Issuer pursuant to this Section 2(b), the Note shall be cancelled and all obligations of the Issuer thereunder shall be terminated.

3.           Other Payment Provisions. Notwithstanding anything to the contrary herein, no payment or prepayment of principal of or interest on this Note (including, without limitation, under Section 2 or Section 8 hereof) may be made, directly or indirectly to the Noteholder (and shall instead be paid over to the Senior Debt Agent under Section 4(b) to the extent permitted by applicable law), if:

 (i)           the Issuer or its properties is subject to any Insolvency Proceeding;

(ii)	a payment default shall have occurred and be continuing with respect to any Senior Obligations; or

(iii)	a Payment Blockage Period shall have occurred and be continuing.

4.	Subordination Provisions.

(a)           Subordination. Payment of this Note (including, without limitation, under Section 2 or Section 8 hereof) is and shall be expressly subordinate and junior in right of payment to the prior payment in full in cash of the Senior Obligations to the extent and in the manner set forth herein, and this Note is hereby so subordinated as a claim against the Issuer or any of the assets of the Issuer, whether such claim be made (i) in the event of any Insolvency Proceeding, or (ii) other than in connection with an Insolvency Proceeding, prior to the Senior Obligations being Paid in Full.

(b)           Payment Over. If the Noteholder shall receive any payment (including, without limitation, under Section 2 or Section 8 hereto)  in violation of the terms hereof, it shall hold such payment in trust for the benefit of the Senior Creditors and forthwith pay it over to the Senior Debt Agent, for application in accordance with the Senior Debt Documents.  In the event that any payment hereunder shall be due and, at such time, the Issuer shall be prohibited by the terms of this Note from making such payment to the Noteholder, the Issuer shall instead, to the extent permitted by applicable law, make such payment to the Senior Debt Agent to the extent the Senior Debt Obligations have not been Paid In Full.

(c)           Insolvency Proceedings; Acceleration of Senior Obligations. (i)  In the event of any Insolvency Proceeding relative to the Issuer or any Guarantor or its properties or any acceleration of any Senior Obligations, then all of the Senior Obligations shall first be Paid in Full before the Noteholder may receive and retain any payment upon this Note, and in any such proceedings any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in respect of this Note shall be paid or delivered directly to the Senior Debt Agent to the extent of any unpaid Senior Obligations, unless and until all such Senior Obligations are Paid in Full, and the Noteholder hereby irrevocably authorizes the Senior Debt Agent, as attorney-in-fact for such Noteholder, to prove any claim in such proceedings on this Note, and to demand, sue for, collect and receive any such payment or distribution, and to apply such payment or distribution to the payment of the then unpaid Senior Obligations, and to take such other action (including acceptance or rejection of any plan of reorganization in any Insolvency Proceeding) in the name of such Noteholder or of the relevant Senior Creditors as the Senior Debt Agent may deem necessary or advisable for the enforcement of the provisions hereof.  The Noteholder shall execute and deliver such other and further powers of attorney, assignments, proofs of claim or other instruments as may be requested by the Senior Debt Agent in order to accomplish the foregoing, but only with respect to such Noteholder’s capacity as a Noteholder hereunder and not in respect of any other relationship between such Noteholder and the Issuer.

(ii)           In the event that, notwithstanding the foregoing, upon any such Insolvency Proceeding, any payment or distribution of the assets of the Issuer of any kind or character, whether in cash, property or securities, shall be received by the Noteholder in respect of this Note before all Senior Obligations are Paid in Full, such payment or distribution shall be held in trust for the Senior Creditors and shall forthwith be paid over to the Senior Debt Agent to the extent any Senior Obligations have not been Paid in Full after giving effect to any concurrent payment or distribution to the Senior Debt Agent.

(iii)           In the event of any Insolvency Proceeding against the Issuer or any Guarantor or any of their assets, the Noteholder hereby agrees not to contest and hereby waives any right to object to and expressly consents to (A) any post-petition financing of or use of cash collateral by Issuer or any Guarantor, to the extent approved or provided by the Senior Debt Agent, and the granting by Issuer or any Guarantor to Senior Debt Agent of senior liens and priorities in connection therewith and (B) any sale or other disposition of any property securing all of any part of the Senior Obligations free and clear of security interests, liens or other claims of Noteholder under Section 363 of the

Bankruptcy Code or any other provision of the Bankruptcy Code if the Senior Debt Agent has approved or consented to such sale or disposition.

 (d)           Standstill; Certain Other Agreements. (i)  The Noteholder agrees that, until the earlier to occur of the Maturity Date or the date the Senior Obligations are Paid in Full (A) if a payment default shall have occurred and be continuing with respect to any Senior Obligations or a Payment Blockage Period shall have occurred and be continuing or if an Insolvency Proceeding shall have commenced, it will not take, demand or receive, or take any action to accelerate or collect, any payment of all or any part of this Note and (B) it will not file, join in or facilitate any petition or proceeding seeking the involuntary bankruptcy of the Issuer or any Guarantor.

(ii)           The Noteholder further agrees (A) that it shall not request, seek, obtain or maintain any lien on or security interest in any property, tangible or intangible, of the Issuer or any Guarantor as security for payment of the obligation under this Note and that it shall not attach or levy or take any action against any property, tangible or intangible, of the Issuer or any Guarantor under any circumstances and (B) that it shall not take, nor consent to or acquiesce in the taking of, any action to set aside, challenge or otherwise dispute the existence, validity or priority of the Senior Obligations or the creation, attachment, validity, perfection, priority or continuation of any lien or security interest of the Senior Debt Agent or the Senior Creditors in any property, tangible or intangible, of the Issuer, any Guarantor or any of their Subsidiaries.

(iii)           The Senior Creditors, or any of them, may, at any time and from time to time, without the consent of or notice to the Noteholder, without incurring any responsibility to the Noteholder, and without impairing or releasing any of the rights of any of the Senior Creditors, or any of the obligations of the Noteholder:

(A)
change the amount (subject to Section 6(b)) or terms of or renew or extend any Senior Obligations or amend any Senior Debt Document, as the case may be, in any manner or enter into or amend in any manner any other agreement relating to any Senior Obligations;

(B)	sell, exchange, release or otherwise deal with any property at any time pledged or mortgaged or subject to any lien to secure any Senior Obligations;

(C)	release anyone liable in any manner for the payment or collection of any Senior Obligations; and

(D)	exercise or refrain from exercising any rights against the Issuer, any Guarantor or any other Person (including the Noteholder).

(e)           Certain Waivers.         (i)  The Noteholder hereby waives notice of or proof of reliance by any Senior Creditor upon the provisions hereof, and the Senior Obligations shall conclusively be deemed to have been created, contracted, incurred and maintained in reliance upon the provisions hereof.

(ii)           The Issuer hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The non-exercise by the Noteholder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

(f)           Acknowledgement of Subordination and Payment Restrictions. The subordination provisions contained herein and the provisions contained in Section 3 hereof are for the benefit of the Senior Debt Agent, Senior Creditors and their respective successors and assigns and may not be rescinded or cancelled or modified in any way without the prior written consent of the Senior Debt Agent. The Noteholder hereby expressly acknowledges and agrees to the subordination provisions and payment restrictions contained herein.

5.           Affirmative Covenants.  So long as any principal of and interest on this Note or any other amount payable hereunder remains unpaid or unsatisfied:

(a)	Information. The Issuer shall deliver to the Noteholder:

(i)
as soon as available, but in any event within 90 days after the end of each fiscal year of the Issuer, a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such fiscal year, and related consolidated statements of income, operations, shareholders’ equity and cash flows for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, setting forth in each case in comparative form the figures for the previous fiscal year and audited and accompanied by a report and opinion of a firm of independent public accountants of recognized national standing (without a “going concern” or  like qualification or exception and without any qualification or exception as to the scope of audit) as presenting fairly in all material respects, the financial position, results of operations and cash flows of the Issuer and its Subsidiaries on a consolidated basis in accordance with GAAP;

(ii)
as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such fiscal quarter and the related statements of operations, stockholders’ equity and cash flows for such fiscal quarter and for the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial position, results of operations and cash flows of the Issuer and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;

(iii)
within 5 Business Days after the occurrence of any Default of which a Responsible Officer has obtained knowledge, a notice setting forth such Default and stating what action the Issuer has taken or proposes to take with respect thereto; and

(iv)
within 5 Business Days of the occurrence of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including the commencement of any material litigation or proceeding affecting the Issuer or any Material Subsidiary, a notice setting forth such event and actions taken (if any) with respect thereto.

(b)           Preservation of Existence, Etc. The Issuer shall (i) preserve, renew and maintain in full force and effect its legal existence under the laws of the jurisdiction of its organization except in a transaction permitted hereunder and (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in any material respect in the normal conduct of its business, except to the extent that failure to do so could not be reasonably be expected to have a Material Adverse Effect.

(c)           Maintenance of Properties. The Issuer shall, and shall cause each of its Subsidiaries, to maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)           Compliance with Law. The Issuer shall, and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (x) such requirement of law or order, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (y) the failure to comply therewith could not be reasonable be expected to have a Material Adverse Effect.

(e)           Maintenance of Books and Records. The Issuer shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Issuer or such Subsidiary, as the case may be.

6.           Negative Covenants.  So long as any principal of and interest on this Note or any other amount payable hereunder remains unpaid or unsatisfied:

(a)           Mergers and Consolidations. The Issuer shall not merge or consolidate with or into any Person or sell all or substantially all of its assets, except that so long as both prior to and subsequent to such merger or consolidation, no Event of Default has occurred and is continuing, the Issuer may merge or consolidate with any Person, provided that (x) the Issuer shall be the continuing or surviving Person or (y) if the Issuer shall not be the surviving Person, such surviving Person shall have assumed the obligations of the Issuer hereunder pursuant to documentation in form and substance reasonably satisfactory to the Noteholder (each such merger or consolidation, a “Permitted Merger”).

(b)           Indebtedness.      (i)           The Issuer shall not, and shall not permit any of its Subsidiaries to, Incur any Indebtedness; provided, however, that the Issuer or any Subsidiary may Incur Indebtedness, if the Interest Charge Coverage Ratio for the Measurement Period immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred at the beginning of such Measurement Period.

(ii)	Notwithstanding Section 6(b)(i) above, the Issuer and the Subsidiaries may Incur the following Indebtedness:

(A)           Credit Facility Indebtedness in an aggregate outstanding principal amount not to exceed $2,000,000,000;

(B)           Guarantees by the Issuer and its Subsidiaries in respect of Indebtedness otherwise permitted hereunder of the Issuer or any of its Subsidiaries;

(C)           Indebtedness of the Issuer or any Subsidiary owing to the Issuer or any other Subsidiary;

(D)           Indebtedness in respect of Capitalized Leases and Indebtedness Incurred in financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets by the Issuer or any Subsidiary;

(E)           Indebtedness of the Issuer or any Subsidiary (I) assumed in connection with or (II) Incurred to finance, in each case, any acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person;

(F)           Indebtedness representing deferred compensation to employees of the Issuer and its Subsidiaries incurred in the ordinary course of business;

(G)           Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Issuer (or any direct or indirect parent thereof);

(H)           Indebtedness Incurred by the Issuer or any Subsidiary in an acquisition, or any disposition of assets, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(I)           Indebtedness consisting of obligations of the Issuer and any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with (I) the transactions contemplated by the Stock Purchase Agreement, or (II) other acquisitions or dispositions of assets;

(J)           Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any guarantees thereof;

(K)           Indebtedness consisting of (I) the financing of insurance premiums or (II) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(L)           Indebtedness incurred by the Issuer or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(M)           obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(N)           all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (A) through (M) above and (O) through (R) below;

(O)           Guarantees Incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees;

(P)           Indebtedness Incurred in the ordinary course of business in respect of obligations of the Issuer or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(Q)           Indebtedness resulting from the refinancing, refunding, replacement, renewal or extension of Indebtedness described in clauses (A) through (P) above; and

(R)           Indebtedness resulting from the refinancing, refunding, replacement, renewal or extension of Indebtedness described in Section 6(b)(i) above.

 (c)           Liens. The Issuer shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired to secure Pari Passu/Junior Indebtedness, without making, or causing such Subsidiary to make effective provision for securing this Note equally and ratably with such Pari Passu/Junior Indebtedness or in the event such Pari Passu/Junior Indebtedness is subordinate in right of payment to this Note, prior to such Indebtedness, as to such property or assets for so long as such Pari Passu/Junior Indebtedness shall be secured. The foregoing restrictions shall not apply to the following Liens:

(A)	Liens existing on the date hereof;

(B)	Liens securing any Senior Obligations;

(C)
Liens for taxes, assessments or governmental charges that are not overdue for a period of more than 120 days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;

(D)
statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business, so long as, in each case, such Liens arise in the ordinary course of business;

(E)
(I) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (II) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Subsidiary;

(F)
deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(G)
Liens securing Cash Management Obligations, Hedging Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any guarantees thereof;

(H)
easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Issuer and its Subsidiaries, taken as a whole, and any exception on the title policies issued in connection with the mortgaged property;

(I)	Liens arising from judgments or orders for the payment of money;

(J)	Liens securing Indebtedness permitted under Section 6(b)(ii)(D);

(K)	leases, licenses, subleases or sublicenses granted to others in the ordinary course of business;

(L)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(M)
Liens (I) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (II) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (III) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry;

(N)	Liens (I) on cash advances in favor of the seller of any property to be acquired in an investment to be applied against the purchase price for such investment or (II) consisting of an agreement to dispose of any property;

(O)	Liens in favor of the Issuer or a Subsidiary securing Indebtedness permitted under Section 6(b)(ii)(C);

(P)
Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary and the Indebtedness secured thereby is permitted under Section 6(b)(ii)(D) or (E);

(Q)
any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Issuer or any Subsidiary in the ordinary course of business;

(R)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer or any Subsidiary in the ordinary course of business;

(S)
Liens deemed to exist in connection with investments in repurchase agreements and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(T)
Liens that are contractual rights of setoff (I) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (II) relating to pooled deposit or sweep accounts of the Issuer or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Subsidiaries or (III) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Subsidiaries in the ordinary course of business;

(U)	Liens solely on any cash earnest money deposits made by the Issuer or any of its Subsidiaries in connection with any letter of intent or purchase agreement;

(V)
(I) Liens on the Equity Interests of any Subsidiary acquired pursuant to an acquisition to secure Indebtedness incurred pursuant to Section 6(b)(ii)(E) in connection with such acquisition and (II) Liens on the assets of such Subsidiary and any of its Subsidiaries to secure Indebtedness (or to secure a Guarantee of such Indebtedness) incurred pursuant to Section 6(b)(ii)(E) in connection with such acquisition;

(W)	ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(X)	Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(Y)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(Z)
any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Issuer and its Subsidiaries, taken as a whole;

(AA)
Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(BB)	landlords’ and lessors’ statutory Liens in respect of rent not in default;

(CC)	Liens in connection with any sale-leasebacks;

(DD)	other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $50,000,000; and

(EE)	the modification, replacement, renewal or extension of any Lien permitted under this Section 6(c).

(d)           Junior Subordinated Seller Note. The Issuer shall not make, nor cause any of its Subsidiaries to make, any prepayment of any principal amount of the Junior Subordinated Seller Note,  so long as any principal of or interest on this Note or any other amount payable hereunder remains unpaid.

7.            Events of Default.  The following are “Events of Default”:

(a)           The Issuer fails to pay any principal of this Note as and on the date when due and such failure shall continue unremedied for more than 5 days; or

(b)           The Issuer fails to pay any interest on this Note as and on the date when due; and such failure shall continue unremedied for more than 30 days; or

(c)           The Issuer fails to perform or observe any term, covenant or agreement contained in Section 6(a) hereof; or

(d)           The Issuer fails to perform or observe any other covenant or agreement (not specified above) contained in this Note on its part to be performed or observed and such failure continues for 60 days after written notice thereof shall have been given by the Noteholder to the Issuer; or

(e)           An event of default has occurred and is continuing under a Credit Facility with an outstanding principal amount in excess of $100,000,000 and the Senior Creditors thereunder have accelerated the Senior Obligations thereunder as a result thereof; provided, however, if any such acceleration of Senior Obligations has been rescinded, there shall no longer be any Event of Default under this Section 7(e) with respect to such acceleration; or

(f)           The Issuer or any Material Subsidiary institutes any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered, or consented to by such Person, in any such proceeding or an order for the liquidation of any such Person is entered in any such proceeding or any such Person admits in writing its inability to pay its debts generally as they become due (such proceedings collectively, the “Insolvency Proceedings”).

Upon the occurrence of an Event of Default, the Noteholder may declare all sums outstanding hereunder, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Issuer under the Bankruptcy Code, all sums outstanding hereunder, including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

8.            Guaranty.

(a)           Guaranty.  Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Issuer to the Noteholder under this Note (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Noteholder in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Guarantor or the Issuer under any Debtor Relief Law, and including interest that accrues after the commencement by or against the Issuer of any proceeding under any Debtor Relief Laws (such obligations, the “Guaranteed Obligations” and such guaranty, the “Guaranty”). Notwithstanding the foregoing, the liability of each Guarantor with respect to its Guaranteed Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under the Guaranty subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provision of any state law. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

(b)           Rights of Noteholder.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Note. Each Guarantor consents and agrees that the Noteholder may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (i) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (ii) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (iii) apply such security and direct the order or manner of sale thereof as the Noteholder in its sole discretion may determine; and (iv) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

(c)           Certain Waivers.  Each Guarantor waives (i) any defense arising by reason of any disability or other defense of the Issuer or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Noteholder) of the liability of the Issuer;

(ii) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Issuer; (iii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (iv) any right to require the Noteholder to proceed against the Issuer, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the Noteholder’s power whatsoever; (v) any benefit of and any right to participate in any security now or hereafter held by the Noteholder; and (vi) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

(d)           Subrogation.  Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full.  If any amounts are paid to such Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Noteholder and shall forthwith be paid to the Noteholder to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

(e)           Termination; Reinstatement.  (i) This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Issuer or any Guarantor is made, or the Noteholder exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Noteholder in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Noteholder is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

(ii)           Notwithstanding Section 8(e)(i) above, if any Guarantor ceases to be a co-borrower or a guarantor  of the obligations under the Credit Agreement pursuant to the terms thereof, such Guarantor shall be automatically released from its Guaranty without any further action from the Noteholder.

(f)           Additional Guarantors.  To the extent that any Subsidiary shall become a co-borrower or a guarantor of the obligations under the Credit Agreement pursuant to the terms thereof, the Issuer will cause concurrently such Subsidiary to execute a joinder agreement in form and substance reasonably satisfactory to the Noteholder, whereupon such Subsidiary shall become a “Guarantor” as defined herein.

9.           Set-Off.  Notwithstanding any provision to the contrary herein, the parties hereto agree that any Set-Off Amount (as defined in the Stock Purchase Agreement) shall be applied to reduce this Note or the Junior Subordinated Seller Note in accordance with the provisions of Section 9.06(d) of the Stock Purchase Agreement.

10.           Successors and Assigns. The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Issuer nor any Guarantor may assign its rights and obligations under this Note other than pursuant to a Permitted Merger. The Noteholder may at any time assign its rights and obligations under this Note (which assignment shall be in respect of not less than all of its obligations hereunder) to any other Person with the consent of the Issuer, which consent shall not be unreasonably withheld, conditioned or delayed,  provided that the Issuer shall have been offered the right of first refusal with respect to such assignment (other than any assignment as collateral security for Indebtedness) for a period of 30 days and the Issuer shall have elected not to exercise such right upon the earlier to occur of such election or the expiry of such 30 day period, and provided further that, in no event shall the Issuer be required to consent to a potential assignee that has been determined by the majority of the directors of the board of directors unaffiliated with the Noteholder to be an “Adverse Person”.

11.           Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as codified as 11 U.S.C. Section 101 et.seq.

“Company” has the meaning set forth in Section 1.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed in New York, New York.

“Capitalized Lease” means a lease under which the Issuer or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

“Cash Management Obligations” means any obligations of the Issuer or any Subsidiary in respect of overdrafts and related liabilities arising from treasury, depository or cash management services.

“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (any such person or group, an “Acquiror”), other than an Excluded Person, becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 40% or more of the equity securities of the Issuer entitled to vote for members of the board of directors or equivalent governing body of the Issuer (“Issuer Voting Securities”) on a fully-diluted basis (a “Control Interest”); provided that no Change of Control shall be deemed to have occurred if (i) the Acquiror acquires or has acquired any Issuer Voting Securities directly or indirectly from any Payee Party or any Affiliate of a Payee Party at any time from and after the date hereof or (ii) the Acquiror has entered into any agreement, arrangement or understanding (whether written or oral) in connection with the acquisition, disposition or voting of, or any other matter relating to, any of the Issuer Voting Securities held by any Payee Party or Affiliate thereof (unless, in the case of clause (i) only, the Acquiror acquires such Control Interest pursuant to a transaction in which the Acquiror offered to acquire all outstanding Issuer Voting Securities, so long as all holders of Issuer Voting Securities received identical consideration in such transaction).

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Issuer and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Total Interest Expense, (ii) the provision for Federal, state, local and foreign income taxes (net of any tax credits), (iii) depreciation and amortization expense, (iv) other expenses or losses reducing such Consolidated Net Income which do not represent a cash item in such period (including LIFO reserves) or any future period and (v) expenses deducted in such period resulting from the issuance of Equity Interests permitted under the Credit Agreement, provided that such expenses are and will be non-cash items in the period when taken and in all later fiscal periods (in each case of or by the Issuer and its Subsidiaries for such Measurement Period), minus (b) all non-cash gains increasing Consolidated Net Income (in each case of or by the Issuer and its Subsidiaries for such Measurement Period), all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, as of any date of determination, the net income of the Issuer and its Subsidiaries for the most recently completed Measurement Period, all as determined on a consolidated basis in accordance with GAAP, provided, however, that there shall be excluded (a) extraordinary gains (or extraordinary losses) for such Measurement Period, (b) the income (or loss) of any Subsidiary during such Measurement Period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to such Subsidiary during such period, (c) the income (or loss) of any Person during such Measurement Period and accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Issuer or any of its Subsidiaries or such Person’s assets are acquired by the Issuer or any of its Subsidiaries, and (d) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its organization documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that the Issuer’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Consolidated Total Interest Expense” means, for any period, for the Issuer and its Subsidiaries on a consolidated basis, all interest and all amortization of debt discount and expense (including commitment fees, letter of credit fees, balance deficiency fees and similar expense) on all Indebtedness of the Issuer and the Subsidiaries on a consolidated basis (including outstanding letters of credit), paid or required to be paid during such period, all as determined in accordance with GAAP, together with the portion of rent expense of the Issuer and its Subsidiaries with respect to such period under Capitalized Leases that would be treated as interest under GAAP.

“Credit Agreement” means that certain Credit Agreement, dated as of September 30, 2009 (together with all exhibits and schedules thereto and as amended, restated, amended and restated, extended, replaced, refinanced, supplemented or otherwise modified in writing from time to time) among the Company, as a borrower, certain subsidiaries of the Company, as designated co-borrowers, Bank of America, N.A., as administrative agent and the other financial institutions party thereto.

“Credit Facilities” means (i) one or more debt facilities (including without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or lenders providing for revolving credit loans, term loans, receivables financing or letters of credit, and (ii) any notes, bonds or other instruments issued and sold in a public offering, Rule 144A or other private transaction (together with related indentures, note purchase agreements or similar agreements), in each case as to clauses (i) and (ii), (A) as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part form time to time and (B) excluding Pari Passu/Junior Indebtedness.

“Credit Facility Indebtedness” means, collectively, the Indebtedness of the Borrower and its Subsidiaries under any Credit Facility, including any “Secured Obligations” under, and as defined in, the Credit Agreement.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium,

rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Dollar” mean lawful money of the United States.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Excluded Indebtedness” means Permitted Indebtedness constituting (a) Indebtedness pursuant to Section 6(b)(ii)(C) or (b) Pari Passu/Junior Indebtedness.

“Excluded Person” means (a) each Payee, his or her lineal descendants, members of his or her immediate family and trusts for the benefit of any such individuals or the executor or administrator of the estate or legal representative of any such individuals or any Affiliate of any of the foregoing (the “Payee Parties”) or (b) any “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) that includes one or more Payee Parties.

“Events of Default” has the meaning specified in Section 7.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation.

“Guaranteed Obligations” has the meaning specified in Section 8(a).

  “Guarantors” means the Initial Guarantors and each Subsidiary who becomes or is required to become a Guarantor pursuant to Section 8(f).

“Guaranty” has the meaning specified in Section 8(a).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person on which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, and (h) all obligations under Capitalized Leases.

“Initial Guarantors” shall mean the Subsidiaries that are co-borrowers or guarantors on the date hereof under the Credit Agreement.

“Insolvency Proceedings” has the meaning specified in Section 7(e).

“Interest Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Measurement Period ending on such date to (b) Consolidated Total Interest Expense for such Measurement Period.

“Issuer” shall mean the Company and its permitted successors and assigns.

“Junior Subordinated Seller Note” means that certain Junior Subordinated Seller Note dated September 30, 2009 made by the Issuer and payable to the order of the Payee(s).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Material Adverse Effect” means a material adverse effect on the business, operations or financial condition of the Issuer and its Subsidiaries, taken as a whole.

“Material Subsidiary” means any Subsidiary of the Company which at the date of determination is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934 (as such Regulation is in effect on the date hereof).

“Maturity Date” means December 15, 2010.

“Measurement Period” means, at any date of determination, the most recently completed twelve (12) consecutive fiscal months of the Issuer for which financial statements have or should have been delivered in accordance with Section 5(a).

“Note” means this Senior Subordinated Seller Note, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“Noteholder” means the Payee and his permitted successors and assigns.

“Paid in Full” means with respect to Senior Obligations, the payment in full in cash and other satisfaction in full of such obligations in accordance with the terms of the applicable Senior Debt Document.

“Pari Passu/Junior Indebtedness” means Indebtedness which is expressed to be pari passu or subordinated to this Note (which, for the avoidance of doubt, shall include the Junior Subordinated Seller Note).

“Payee” has the meaning set forth in Section 1.

“Payee Parties” has the meaning set forth in the definition of “Excluded Person”.

“Payment Blockage Notice” means a notice by the Senior Debt Agent (a) stating that one or more defaults shall have occurred and be continuing under the applicable Senior Debt Document (and listing such default(s) in reasonable detail), and (b) directing that all payments under this Note be subject to Section 4(b).

“Payment Blockage Period” means the period commencing from the receipt by the Issuer or the Noteholder of a Payment Blockage Notice and ending on the earliest to occur of (a) the date on which the default(s) listed in such Payment Blockage Notice shall have been cured or waived in accordance with the terms of the Senior Debt Documents, (b) if arising as a result of any default other than a payment default, 180 days from the commencement of such period, or (c) the revocation, withdrawal or termination of such Payment Blockage Notice by the Senior Debt Agent.

“Permitted Indebtedness” means Indebtedness permitted by Section 6(b).

“Permitted Merger” has the meaning specified in Section 6(a).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Repurchase Date” has the meaning specified in Section 2(b)(ii).

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president-finance, vice president-corporate finance, treasurer, assistant treasurer, controller or assistant controller of the Issuer.

“Senior Creditors” means (a) as long as the Credit Agreement has not been terminated or any obligations remain outstanding thereunder, the holders of Senior Obligations that have entered into an intercreditor agreement or arrangement acceptable to the Administrative Agent (as defined in the Credit Agreement) with the Administrative Agent and (b) otherwise, the holders of the Senior Obligations.

“Senior Debt Agent” means (a) as long as the Credit Agreement has not been terminated or any obligations remain outstanding thereunder, the “Administrative Agent” as defined in the Credit Agreement and (b) otherwise, the holders of a majority of the Senior Obligations outstanding under the Credit Facilities or their respective representative or agent.

“Senior Debt Documents” means collectively, (a) the “Loan Documents” as defined in the Credit Agreement and (b) such other documents evidencing the Senior Obligations.

“Senior Obligations” means, collectively, (a) the Credit Facility Indebtedness of the Issuer or any Guarantor, (b) any Cash Management Obligations of the Issuer or any Guarantor, (c)  all obligations of the Issuer or any Guarantor under any Hedging Agreement, (d) all obligations, contingent or otherwise, of the Issuer or any Guarantor as an account party in respect of letters of credit and letters of guaranty, (e) all obligations, contingent or otherwise, of the Issuer or any Guarantor in respect of bankers’ acceptances and (f) all obligations of the Issuer or any Guarantor as obligor in respect of Permitted Indebtedness other than Excluded Indebtedness.

“Set-Off Amount” has the meaning specified in Section 9.

“Stock Purchase Agreement” means that stock purchase agreement dated August 7, 2009 among the Company and the Payees relating to the purchase and sale of 100% of the capital stock of Barnes & Noble College Booksellers, Inc.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time.

12.	Miscellaneous.

(a)           All financial computations required under this Note shall be made, and all financial information required under this Note shall be prepared, in accordance with GAAP as in  effect from time to time consistently applied.

(b)           No amendment or waiver of any provision of this Note and no consent by the Noteholder to any departure therefrom by the Issuer or any Guarantor shall be effective unless such amendment, waiver or consent shall be in writing and signed by the Noteholder, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing.  No failure or delay by the Noteholder in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(c)           Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address provided from time to time by such party.  All notices and other communications shall be effective upon receipt.

(d)           If any provision of this Note is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Note shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(e)           THIS NOTE IS GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE. THE ISSUER AND EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  THE ISSUER AND EACH GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE ISSUER OR SUCH GUARANTOR AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO.  THE ISSUER AND EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(g)           THE ISSUER, EACH GUARANTOR AND THE NOTEHOLDER EACH WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(h)           THIS NOTE REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

BARNES & NOBLE, INC.

By:	/s/ Joseph J. Lombardi
Name:	Joseph J. Lombardi
Title:	Chief Financial Officer